Exhibit 99.1

Inspirato Announces Inspirato Select,

Innovative New Luxury Travel Subscription

Designed for Both Personal and Business Use

New Subscription Includes 100% Transferrable Trips

with All Nightly Rates, Taxes, and Fees Included

DENVER, June 9, 2022 – Inspirato Incorporated (“Inspirato” or the “Company”) (NASDAQ: ISPO), the innovative luxury travel subscription brand, today announced the launch of Inspirato Select, a ground-breaking new subscription designed for both personal and business use. Inspirato Select provides a simple and cost-effective way to buy, use, and share hundreds of thousands of luxury vacations, with all nightly rates, taxes, and fees included.

Inspirato Select’s hallmark benefit is the ability to book and share Inspirato Select Trips at no additional cost. Subscribers can choose from more than 500,000 trip options in more than 150 destinations, including Inspirato residences, luxury hotels, and five-star resorts. The initial subscription comes with three Inspirato Select Trips; subscribers may then purchase packages of additional trips whenever they like. Inspirato Select also provides all the benefits of the Company’s popular Inspirato Club subscription, including access to book a la carte travel within Inspirato’s exclusive portfolio at members-only rates with five-star personalized service on every trip.

Examples of actual Inspirato Select Trips include:

•	A long weekend in a five-star penthouse in New York City
•	Four nights in a multimillion-dollar four-bedroom residence at a luxury resort in Los Cabos
•	A six-bedroom ocean view villa with a private pool for four nights in the British Virgin Islands
•	Nine perfect nights in a suite at one of Chicago’s premier five-star hotels
•	A four-bedroom residence for a five-night stay in the heart of Vail Village in Colorado

One of the most valuable features of Inspirato Select is that Inspirato Select Trips are 100% transferrable and may be shared with others at no additional cost. This gives subscribers the flexibility to use their subscription in a wide variety of ways: They can enjoy their Select Trips themselves or gift them to family and friends. They can also use Select Trips for their businesses to motivate, reward, and retain top-performing employees, thank key colleagues and partners, and hold off-site retreats. Whichever way subscribers choose to use them, every Inspirato Select Trip includes the five-star personalized service for which Inspirato is known.

“We have been preparing for the launch of Inspirato Select by accelerating the growth of the Inspirato portfolio to record levels over the past year,” said Co-Founder and Chief Executive Officer Brent Handler. “With incredible pent-up demand, now is the right time to introduce this simple, cost-effective solution designed to help consumers leverage the power of Inspirato travel in all areas of their lives. And as our most flexible, shareable subscription to date, we believe Inspirato Select will enhance the built-in network effect of our business model by introducing the distinctive Inspirato luxury travel experience to a broader audience of travelers.”

Inspirato Select is available to new Inspirato subscribers as a stand-alone annual subscription including three Inspirato Select Trips for $24,000, plus a one-time $2,000 enrollment fee. As a special introductory offer, for a limited time, new subscribers will receive a fourth complimentary Inspirato Select Trip at no additional cost. Packages of Inspirato Select Trips are also available to current Inspirato subscribers as an optional enhancement, priced at four trips for $20,000.

About Inspirato

Launched in 2011, Inspirato (NASDAQ: ISPO) is the innovative luxury travel subscription brand that provides access to a managed and controlled portfolio of hand-selected vacation options, delivered through a subscription model to ensure the service and certainty that affluent customers demand. The Inspirato portfolio includes branded luxury vacation homes available exclusively to subscribers and guests, accommodations at five-star hotel and resort partners, and custom travel experiences. In 2019, Inspirato revolutionized travel by introducing Inspirato Pass, the world’s first luxury travel subscription that includes all nightly rates, taxes, and fees. In 2022, Inspirato created its most shareable subscription with Inspirato Select, featuring easily transferrable trips for personal and business use. For more information, visit www.inspirato.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of federal securities law. Forward-looking statements can be identified by words such as: "believe," “can”, "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding growth and product development.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on May 13, 2022 and subsequent filings with the SEC.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

Investor Relations:
ir@inspirato.com

Media Relations:
communications@inspirato.com